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                                                                  EXHIBIT 5.1

                   [LETTERHEAD OF GRAY CARY WARE FREIDENRICH]

                                    May 5, 1997



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549


     RE: SILICON VALLEY RESEARCH, INC. REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     As counsel to Silicon Valley Research, Inc. (the "Company"), we are rendering this opinion in connection with a proposed sale of 811,877 shares of the Company's Common Stock (the "Shares") held by certain shareholders as set forth in the Registration Statement on Form S-3 to which this opinion is being filed as Exhibit 5.1. We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     Based on such examination, we are of the opinion that the Shares identified in the above-referenced Registration Statement are duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended.

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Securities and Exchange Commission
May 5, 1997
Page Two


     This opinion is to be used only in connection with the sale of the Shares while the Registration Statement is in effect.

                                       Respectfully submitted,

                                       /s/ Gray Cary Ware & Freidenrich

                                       GRAY CARY WARE & FREIDENRICH
                                       A Professional Corporation